UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2013

GIGAMON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35957	26-3963351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

598 Gibraltar Drive

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 263-2022

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 12, 2013, Gigamon Inc. (the “Company”) notified its landlord, LBA Realty Fund II – WBP II, LLC (the “Landlord”), that it was electing to terminate the lease for its current principal executive offices at 598 Gibraltar Drive, Milpitas, California (the “Premises”), effective as of June 17, 2014 (the “Termination Date”), pursuant to an early termination option contained in that certain Lease entered into as of May 21, 2010, as amended, by and between the Company and the Landlord (the “Lease”). In connection with the termination of the Lease, the Company paid a termination fee of $250,000. The Company will continue to pay rent, operating expenses and all other charges due under the Lease for the Premises in accordance with the terms of the Lease until the Termination Date. Following the Termination Date, the Company will have no further rights, title or interest in or to the Premises pursuant to the Lease, and shall have no obligations to pay rent, operating expenses or other charges to the Landlord for the Premises.

During the first quarter of 2014, the Company intends to relocate its principal executive offices to 3300 Olcott Street, Santa Clara, California, as previously disclosed in the Company’s Current Report on Form 8-K as filed on July 8, 2013.

The foregoing description of the Lease is qualified by reference to the Lease, a complete copy of which is filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-182662).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGAMON INC.

By:	/s/ Duston M. Williams
Duston M. Williams Chief Financial Officer

Date: November 15, 2013